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                                                              EXHIBIT (99)(f)


            CONSULTING, CONFIDENTIALITY AND NONCOMPETITION AGREEMENT

         THIS CONSULTING, CONFIDENTIALITY AND NONCOMPETITION AGREEMENT ("Agreement") is made and entered into as of the _____ day of ____________, 199___ by and between Professionals Insurance Company Management Group, Inc., a Michigan corporation ("Professionals Group"), and ______________________ (the "Consultant").

                              W I T N E S S E T H :

         WHEREAS, Professionals Group desires to retain Consultant for the period set forth in this Agreement to obtain services from the Consultant, and Consultant is willing to be retained by Professionals Group pursuant to this Agreement; and

         WHEREAS, Consultant acknowledges (i) that Consultant's expertise will contribute significantly to the financial success of the business of Professionals Group and (ii) that the compensation, covenants not to compete and confidentiality provisions in this Agreement are reasonable.

         NOW, THEREFORE, in consideration of the premises, as well as for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereby agree as follows:

         1. Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meanings given to them in the First Amended and Restated Agreement and Plan of Merger dated as of October 3, 1997, among Professionals Group, PICOM Insurance Company ("PICOM") and Physicians Protective Trust Fund ("PPTF").

         2. Consulting Relationship. Professionals Group hereby retains Consultant to provide Consulting Services (as defined in Section 3 of this Agreement) for a term commencing on the date hereof (the "Effective Date") and ending on that date that is the earlier of the date this Agreement is terminated and the fourth anniversary of the Effective Date (the "Expiration Date").

         3. Consulting Services. Consultant agrees (i) if requested by the Chairman of the Board or Vice-Chairman of the Board of Professionals Group, to serve as a member of the Board of Directors of Professionals Group and/or an advisory board of Professionals Group, (ii) if requested by the Chairman of the Board or ViceChairman of the Board of PICOM, to serve as a member of the Board of Directors of PICOM and/or an advisory board of PICOM, (iii) if requested by the Board of Directors of Professionals Group to serve as a member of one or more committees of the Board of Directors of Professionals Group, (iv) if requested by the Board of Directors of PICOM, to serve as a member of one or more committees of the Board




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of Directors of PICOM, (v) to provide such services to Professionals Group as may be reasonably requested from time to time by the Chairman of the Board or the Vice-Chairman of the Board of Professionals Group, consistent with Consultant's skills, background and experience, and (vi) to provide such services to PICOM as may be reasonably requested from time to time by the Chairman of the Board or the Vice-Chairman of the Board of PICOM, consistent with Consultant's skills, background and experience. Consultant shall not be required to devote a specific amount of time each year to the performance of his duties, but shall spend that amount of time reasonably necessary to accomplish the assigned tasks (including Board, advisory board and committee service) faithfully and completely. The services of Consultant as described above are collectively defined as the "Consulting Services."

         4.       Compensation.

                  a. In consideration of, among other things, the Consulting Services rendered by Consultant, Professionals Group shall pay Consultant during each calendar year during the term of this Agreement the sum of $25,000; provided, however, that any and all fees paid to Consultant during such calendar year for serving on the Board of Directors of Professionals Group and any advisory board or committee thereof, and/or for serving on the Board of Directors of PICOM and any advisory board or committee thereof, shall be credited against, and, to the extent of the aggregate amount of such fees, shall constitute payment of, said sum.

                  b. Professionals Group shall reimburse Consultant, within 30 days after Consultant submits expense receipts to the Company, for all reasonable out-of-pocket travel expenses that are paid by Consultant in performing the Consulting Services.

                  c. In consideration of Consultant's Consulting Services and Consultant's covenants regarding confidentiality and noncompetition, Professionals Group has granted and allocated to Consultant ___________ shares of Professionals Group Common Stock (the "Shares").

                      (i) The grant and allocation of Shares to Consultant shall be provisional, and subject to the vesting requirements of this Agreement. Any Shares that do not vest pursuant to the terms of this Agreement shall be canceled and forfeited.

                      (ii) The Shares granted and allocated to Consultant shall vest in accordance with the schedule that follows: (A) as contemplated by Section 1.28 of the Merger Agreement, one-fifth of the Shares granted and allocated to Consultant shall vest on the date of the first meeting of the Board of Directors of Professionals Group following the INSCO Effective Time provided this Agreement is then in effect; (B) one-fifth of the Shares granted and allocated to Consultant shall vest on June 2, 1999 provided this Agreement



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         is then in effect; (C) one-fifth of the Shares granted and allocated to
         Consultant shall vest on June 7, 2000 provided this Agreement is then in effect; (D) one-fifth of the Shares granted and allocated to Consultant shall vest on June 6, 2001 this Agreement is then in effect; and (E) one-fifth of the Shares granted and allocated to Consultant shall vest on January 30, 2002 provided this Agreement is then in effect. Notwithstanding anything to the contrary express or implied in this Agreement or the Merger Agreement, all Shares granted and allocated to Consultant shall automatically vest (y) upon the death of Consultant while this Agreement is in effect, or (z) upon a change of control of Professionals Group prior to the termination of this Agreement.

                     (iii) All Shares granted and allocated to Consultant that vest shall cease to be subject to cancellation and forfeiture and, except to the extent that Consultant may have pledged or otherwise encumbered such vested Shares, Consultant shall be the full record and beneficial owner of such vested Shares. Within 30 days of the date of vesting of any of the Shares granted and allocated to Consultant, Professionals Group shall deliver to Consultant certificates evidencing full legal and beneficial ownership of the Shares vesting on such date. Those Shares granted and allocated to Consultant that vest [shall/shall not], at the time of such vesting, be registered with the Securities and Exchange Commission and [shall/shall not] be freely tradeable by the Consultant. Consultant agrees to comply with all securities laws in connection with the retention, sale or disposition of any Shares of Professionals Group Common Stock received by Consultant.

                      (iv) For purposes of this Agreement: A change of control shall be deemed to have occurred if (A) any person or entity (other than a person or entity in control of Professionals Group as of the date of this Agreement, or other than a trustee or other fiduciary holding securities under an employee benefit plan of Professionals Group or any of its subsidiaries, or an entity owned directly or indirectly by the stockholders of Professionals Group in substantially the same proportions as their ownership of stock of Professionals Group becomes the "beneficial owner" (defined herein as in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of securities of Professionals Group representing more than 24.9% of the combined voting power of Professionals Group's then outstanding voting securities; or (B) during any period of two consecutive years commencing after the date of this Agreement the stockholders of Professionals Group approve (1) a plan of complete liquidation of Professionals Group, or (2) an agreement for the sale or disposition of all or substantially all of Professionals Group's assets, or (3) the sale or reinsurance of all or substantially all of the insurance business of PICOM so as to cause PICOM to cease to function on a going forward basis as



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         a medical professional liability insurance company, or (4) a merger, consolidation, or reorganization of Professionals Group with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of Professionals Group outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 51% of the combined voting power of the voting securities of Professionals Group (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization. Notwithstanding anything to the contrary express or implied in this Agreement, in no event shall a change of control be deemed to have occurred, with respect to Consultant, if Consultant is part of a group which consummates the change of control. Consultant shall be deemed "part of a group" for purposes of the preceding sentence if Consultant is an equity participant or has agreed to become an equity participant in such group (except for passive ownership of less than 5% of the stock of such group or ownership of equity participation in such group which is otherwise deemed not to be significant, as determined prior to the change of control by a majority of the nonemployee continuing directors of Professionals Group).

                           (v) Upon the occurrence after the date first above written of any dividend or other distribution (whether in cash, shares, other securities, or other property), stock split, reverse stock split, recapitalization, reorganization, split-up, spin-off, merger, consolidation, share exchange, rights offering, or other change in the capital or corporate structure of Professionals Group affecting Professionals Group Common Stock, then the Board of Directors of Professionals Group shall have the authority to make such adjustment, if any, in such manner as it deems appropriate, to the number of shares of Professionals Group Common Stock granted and allocated to Consultant; provided, however, (i) that the number of shares of Professionals Group Common Stock granted and allocated to Consultant shall always be a whole number; and (ii) in the event that any award under the Professionals Group 1996 Non-Employee Directors Stock Option Plan is adjusted by the Board of Directors of Professionals Group pursuant to Section 7 thereof, then an appropriate adjustment shall be made to the number of shares of Professionals Group Common Stock granted and allocated to Consultant.

                  d. It is understood and agreed that Consultant is responsible for all tax payments. If Professionals Group, in its sole discretion, shall determine that Professionals Group or any of its subsidiaries has incurred or will incur any liability to withhold any federal, state or local income or other taxes by reason of any remuneration payable to Consultant (including, without limitation, the grant and allocation of shares of



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Professionals Group Common Stock to Consultant), then Professionals Group may effect such withholding.

         5. Right of Employment. Except as otherwise provided in this Agreement, no person or entity other than Consultant shall have any claim or right to be granted or allocated any Shares of Professionals Group Common Stock under this Agreement or otherwise. Neither this Agreement nor any action taken or not taken pursuant to this Agreement shall be construed as giving Consultant any right to be retained, as an employee or otherwise, by Professionals Group or any of its subsidiaries.

         6. No Funding. This Agreement shall be unfunded. Professionals Group shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the vesting of any of the Shares; provided, however, that Professionals Group has reserved for issuance pursuant to this Agreement that number of shares of Professionals Group Common Stock that is equivalent to the number of shares of Professionals Group Common Stock granted and allocated to Consultant pursuant to this Agreement.

         7. Termination. This Agreement may be terminated as follows:

                  a. This Agreement shall terminate one day after Consultant's death.

                  b. Professionals Group may terminate this Agreement if, by reason of a disability, Consultant has been unable to perform Consulting Services for a period of 180 consecutive days.

                  c. Professionals Group may terminate this Agreement for Cause at any time. For purposes of this Agreement "Cause" shall mean, and this Agreement shall be deemed to have been terminated for Cause if such termination results from, (i) willful gross misconduct on the part of Consultant that is materially and demonstrably injurious to Professionals Group or any of its subsidiaries as determined by the Board of Directors of Professionals Group; provided however, that no act, or failure to act, on the part of Consultant shall be considered willful gross misconduct unless Consultant acted, or failed to act, other than in good faith and with a reasonable belief that such action, or failure to act, was in the best interest of Professionals Group and its subsidiaries; or (ii) Consultant commits any act that constitutes a felony and that results, or is intended to result, directly or indirectly, in Consultant's substantial personal gain or personal enrichment at the expense of Professionals Group or any of its subsidiaries.

                  d. Professionals Group may terminate this Agreement if, at the time of such termination, Consultant is not a named insured under a policy of medical malpractice insurance (including, without



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limitation, any policy providing so-called "tail" coverage) issued by PICOM.

                  e. Consultant may terminate this Agreement with cause or without cause at any time.

         8. Compensation Upon Termination. Upon termination of this Agreement Professionals Group shall have no further obligation under this Agreement to make any payments to Consultant or to bestow any benefits on Consultant after the date this Agreement is terminated (the "Termination Date"), other than payments and benefits accrued and due and payable to Consultant prior to the Termination Date.

         9.       Confidentiality.

                  a. Consultant acknowledges (i) that as a result of Consultant's prior service as a trustee of PPTF and his engagement by Professionals Group, Consultant has and will become informed of, and has had and will have access to, valuable and confidential information of Professionals Group and its subsidiaries including, but not limited to, trade secrets, technical information, know-how, plans, specifications, marketing and sales information, claims handling information, investment information, and the identity of policyholders and reinsurers (collectively, "Confidential Information"), (ii) that the Confidential Information is the exclusive property of Professionals Group and its subsidiaries, and (iii) that the Confidential Information is to be held by Consultant in trust and solely for the benefit of Professionals Group and its subsidiaries. Accordingly, Consultant shall not at any time subsequent to the date of this Agreement, use, reveal, report, publish, transfer or otherwise disclose to any person or entity any of the Confidential Information without the prior consent of Professionals Group, except to officers and employees of Professionals Group and its subsidiaries, and other persons or entities whom Professionals Group agrees are in a contractual or fiduciary relationship with Professionals Group or any of its subsidiaries. This provision does not prohibit Consultant from disclosing information which legally is or becomes of general public knowledge from authorized sources other than Consultant.

                  b. If the Confidential Information known to Consultant or in Consultant's possession is subpoenaed, is subject to a demand for production, or is subject to any other form of legal process, by any judicial, regulatory, administrative, legislative or governmental authority, or any other person or entity, Consultant agrees to notify Professionals Group promptly that such subpoena, demand or other legal process has been received. Consultant agrees to use Consultant's best efforts, consistent with the requirements of applicable law, to protect the Confidential Information from disclosure and to cooperate with Professionals Group and its subsidiaries in seeking protection from disclosure of the Confidential Information. If Consultant is required to disclose the Confidential Information, Consultant agrees, at Professional



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Group's request and expense, to use Consultant's best efforts to obtain assurances that the Confidential Information will be maintained on a confidential basis and not be disclosed to a greater degree than legally required.

                  c. Upon the termination of this Agreement, Consultant shall promptly deliver to Professionals Group all originals and all copies that are in Consultant's possession or control of the following: all customer lists, stockholder lists, lists of names of beneficial owners, policyholder lists, manuals, letters, notes, notebooks, reports and all other materials relating to the business of Professionals Group and its subsidiaries. Consultant shall represent to Professionals Group that Consultant has complied with the provisions of this Section 9 at the time the Consultant ceases to be a consultant to Professionals Group.

         10.      Noncompetition and Nonsolicitation.

                  a. Consultant agrees that during the term of this Agreement and for five years after its termination (for whatever reason), Consultant shall not, directly or indirectly, engage, participate, or assist in any business organization by performing services related to the providing of malpractice insurance to physicians, dentists and other persons or entities insured by Professionals Group or any of its subsidiaries (the "Proscribed Activities") in the states in which Professionals Group or any of its subsidiaries is then conducting the Proscribed Activities, whether as owner, part-owner, stockholder, partner, director, officer, trustee, employee, agent, consultant or in any other capacity, on Consultant's own behalf or on behalf of any person or entity. Consultant may make passive investments in a competitive enterprise the voting equity interests of which are publicly traded, provided that Consultant's holdings in such enterprise, together with the holdings of any of the Consultant's affiliates (as that term is defined in Rule 405 of the Rules under the Exchange Act) do not exceed 3% of the outstanding voting equity interests of such enterprise.

                  b. Consultant agrees that during the term of this Agreement and for five years after its termination (for whatever reason), Consultant shall not (i) directly or indirectly solicit any person or entity in the states in which Professionals Group or any of its subsidiaries is then conducting the Proscribed Activities to purchase insurance products or services competitive with the Proscribed Activities, (ii) directly or indirectly solicit any person or entity to purchase or sell insurance products or services relating to the Proscribed Activities, or (iii) recruit or otherwise solicit or induce any person who is at the time an employee or consultant with Professionals Group or any of its subsidiaries to terminate such person's employment or consulting relationship with Professionals Group or any of its subsidiaries.

         11. Restrictions Reasonable. The restrictions against competition and solicitation set forth above are considered by the



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parties to be reasonable for the purposes of protecting the business of
Professionals Group and its subsidiaries. If any restriction is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time, or over too broad a range of activities, or in too large a geographic area, then that restriction shall be interpreted to extend only over the maximum period of time, or range of activities, or geographic area, as to which it may be enforceable.

         12. Remedies. Consultant and Professionals Group acknowledge that Professionals Group and its subsidiaries would not have an adequate remedy at law for money damages if the covenants contained in Sections 9 or 10 of this Agreement were not complied with in accordance with their terms. Because the breach or threatened breach of any of the covenants in Sections 9 or 10 of this Agreement will result in immediate and irreparable injury to Professionals Group and its subsidiaries, Consultant agrees that Professionals Group and its subsidiaries shall be entitled to an injunction restraining Consultant from violating Sections 9 and 10 of this Agreement to the fullest extent allowed by law. Nothing in this Agreement shall prohibit Professionals Group or any of its subsidiaries from pursuing all other legal or equitable remedies that may be available to it for a breach or threatened breach, including the recovery of damages.

         13. Survival. The provisions of Sections 9, 10, 11 and 12 shall survive the termination of this Agreement and shall inure to the benefit of Professionals Group, its successors and assigns.

         14. Third-Party Agreements and Rights. Consultant confirms that Consultant is not bound by any agreement with any other person or entity that would restrict engagement of Consultant in any business or Consultant's use or disclosure of information. Consultant represents that Consultant's execution of this Agreement, engagement by Professionals Group and performance of duties pursuant to this Agreement will not violate any obligations Consultant may have to any other person or entity. Consultant shall not disclose or make use of information in violation of any agreements with or rights of any other person or entity.

         15. Further Assurances. Consultant and Professionals Group agree to execute, acknowledge, deliver and file, or cause to be executed, acknowledged, delivered and filed, all further instruments, agreements or documents as may be necessary to consummate the transactions provided for in this Agreement and to do all further acts necessary to carry out the purpose and intent of this Agreement.

         16. No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with the waiver or estoppel. No written waiver shall be deemed a continuing waiver unless specifically stated therein, and each waiver shall operate



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only as to the specific term or condition waived and shall not constitute a waiver of the term or condition for the future or as to any act other than that specifically waived. The waiver by any party of any other party's breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, and the failure of any party to exercise any right or remedy shall not operate or be construed as a waiver or bar to the exercise of such right or remedy upon the occurrence of any subsequent breach. No delay on the part of a party in exercising a right, power or privilege hereunder shall operate as a waiver thereof. No waiver on the part of a party of a right, power or privilege, or a single or partial exercise of a right, power or privilege, shall preclude further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of this Agreement are cumulative and are not exclusive of the rights or remedies that a party may otherwise have at law or in equity.

         17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan without reference to its conflicts of law principles.

         18. Notices. Notices required or permitted to be given under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested), or delivered by an express courier (with confirmation), to the parties at the addresses below (or at such other address for a party as shall be specified by like notice):

                  a.       If to Professionals Group:

                           Professionals Insurance Company Management Group 2600 Professionals Drive
                           Okemos, MI 48864
                           Attention: President
                           Facsimile:  517-349-3127

                  with a copy to:

                           Brad B. Arbuckle, Esq.
                           Miller, Canfield, Paddock and Stone, P.L.C.
                           Suite 100
                           1400 North Woodward
                           Bloomfield Hills, MI 48304
                           Facsimile: 248-258-3036




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                  b.       If to Consultant:


                           ------------------------
                           ------------------------
                           ------------------------
                           ------------------------

                  with a copy to:

                           Thomas G. O'Brien III, Esq.
                           Steel Hector & Davis LLP
                           1900 Phillips Point West
                           777 South Flagler Drive
                           West Palm Beach, Florida 33401-6198
                           Facsimile: 561-655-1509

         19.      Assignment.

                  a. This Agreement and all of Consultant's rights, duties and obligations under this Agreement are personal in nature and shall not be assignable by the Consultant. A purported assignment shall not be valid or binding on Professionals Group.

                  b. This Agreement shall inure to the benefit of and be legally binding upon all successors and assigns of Professionals Group. Professionals Group will require a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Professionals Group by agreement in form and substance satisfactory to the Consultant, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Professionals Group would be required to perform it if no such succession had taken place. For purposes of this Section 19, "Professionals Group" shall mean Professionals Group as defined above and all successors to its business or assets that execute and deliver the agreement provided for in this Section 19 or that otherwise become bound by the terms and provisions of this Agreement by operation of law.

         20. Attorneys' Fees. If litigation is brought concerning this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party, and the non-prevailing party shall upon final judgment and the expiration of all appeals immediately pay upon demand all reasonable attorneys' fees and expenses of the prevailing party.

         21. Entire Agreement. This Agreement constitutes the entire understanding of the parties and supersedes all prior discussions, negotiations, agreements and understandings, whether oral or written, with respect to its subject matter. This Agreement may be modified only by a written instrument properly executed by Consultant and Professionals Group.




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         22. Severability. If any one or more of the provisions of this
Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision which comes closest to the intent of the parties.

         23. Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

         The parties have executed this Agreement effective as of the day and year first written above.

PROFESSIONALS INSURANCE COMPANY                 CONSULTANT
MANAGEMENT GROUP


By:
    --------------------------------            -------------------------------
    Victor T. Adamo, President                  Name:


                                                -------------------------------
                                                Taxpayer Identification Number






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